Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-176105 on Form S-3 and in Registration Statement No’s. 333-63637, 333-72134, 333-72296, 333-130773 and 333-130774 on Form S-8 of Synergetics USA, Inc. and Subsidiaries (the “Company”) of our report dated October 15, 2012, with respect to the consolidated financial statements of the Company as of July 31, 2012, and 2011, and for each of the three fiscal years in the period ended July 31, 2012, and to our report dated October 15, 2012 on the effectiveness of the Company’s internal control over financial reporting as of July 31, 2012 included in this Annual Report on Form 10-K for the year ended July 31, 2012.

/s/UHY LLP

St. Louis, Missouri
October 15, 2012